(Face of Debenture)

CUSIP 857873 AA1

ISIN US857873AA13

No.__________________	$______________________

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 2015

Interest Payment Dates:  June 30 and December 31

Record Dates:  June 15 and December 15

The Steak n Shake Company promises to pay to __________________________ or registered assigns, the sum of _________________________ Dollars on March 30, 2015.

This Debenture is subordinated to Senior Debt as defined by the Indenture.  The Steak n Shake Company may, at its option, redeem the Debentures, in whole or in part and without premium or penalty, as of any date that occurs on or after March 30, 2011.  See the reverse and the Indenture referenced for additional provisions of this Debenture.

Dated:

Authenticated:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee	THE STEAK N SHAKE COMPANY

By	By
Authorized Officer

By

[SEAL]

(Back of Debenture)

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 2015

(1)           Interest.  The Steak n Shake Company (the "Company"), an Indiana corporation, promises to pay interest on the principal amount of this Debenture at the rate per annum shown above.  The Company will pay interest semiannually on June 30 and December 31 of each year, commencing June 30, 2010, and on the date of maturity of the Debentures.  Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 30, 2010.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Company will pay interest on the Debentures to the Persons who are registered holders of Debentures at the close of business on the record date for the next interest payment date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the interest payment date.  Holders must surrender Debentures to a Paying Agent to collect principal payments and interest payable on the date of maturity.  The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  However, the Company may pay Principal and interest by wire transfer or check payable in such money.  It may mail an interest check to a record date holder's registered address.

(3)           Agents.  Initially, Wells Fargo Bank, National Association ("Trustee"), Corporate Trust Services, 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, will act as Registrar and Paying Agent.  With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Company may change any such Agent without notice.  The Company or an Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

(4)           Indenture.  The Company issued the Debentures under an Indenture dated as of March 30, 2010 ("Indenture") between the Company and the Trustee.  The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the "Act").  The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of such terms.  The Debentures are unsecured subordinated general obligations of the Company limited to $22,959,000 in aggregate principal amount.

(5)           Redemption.  The Debentures are not redeemable by the Company at any time prior to March 30, 2011.  From and after March 30, 2011, the Company may, at its option, redeem Debentures in accordance with Article III of the Indenture in whole or in part without premium or penalty.  The Company's right to redeem Debentures under this Section 5 may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

(6)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than sixty (60) days before the redemption date to each holder of Debentures to be redeemed at his registered address.

(7)           Subordination.  The Debentures are subordinated to Senior Debt as defined in the Indenture.  To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid.  The Company agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

(8)           Denominations, Transfer, Exchange.  The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture.  The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.  The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption.  Also, it need not exchange or register the transfer of any Debentures for a period of fifteen (15) days before a selection of Debentures to be redeemed.

(9)           Persons Deemed Owners.  Subject to 0 of the Indenture, the registered holder of a Debenture may be treated as its owner for all purposes.

(10)           Amendments and Waivers.  Subject to certain exceptions, the Indenture or the Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in Principal amount of the Debentures.  Without the consent of any Debentureholder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

(11)           Successors.  When successors assume all the obligations of the Company under the Debentures and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

(12)           Satisfaction and Discharge Prior to Redemption or Maturity.  Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Debentures to redemption or maturity.

(13)           Defaults and Remedies.  Subject to the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least 25% in Principal amount of the Debentures may declare all the Debentures to be due and payable immediately.  Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures.  Subject to certain limitations, holders of a majority in Principal amount of the Debentures may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of Principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(14)           Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company, or its Affiliates, as if it were not Trustee, subject to the Indenture and the Act.

(15)           No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Debentureholder by accepting a Debenture waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Debentures.

(16)           Authentication.  This Debenture shall not be valid until authenticated by a manual signature of the Trustee.

(17)           Abbreviations.  Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G A (= Uniform Gifts to Minors Act).

The Company will furnish to any Debentureholder upon written request and without charge a copy of the Indenture.  Requests may be made to:  Secretary, The Steak N Shake Company, 175 East Houston Street, Suite 1300, San Antonio, Texas 78205.

Assignment Form

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Debenture on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*:

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).